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                                                                 Exhibit 4(b)(v)

                       ASSIGNMENT OF DECLARATION OF TRUST

     THIS ASSIGNMENT OF DECLARATION OF TRUST (the "Assignment") is made as of the 31st day of August, 2001, by and between First Union Corporation, a North Carolina corporation ("First Union"), and Wachovia Corporation, a North Carolina corporation ("Wachovia").

                                    RECITALS

     WHEREAS, Central Fidelity Banks, Inc., a Virginia corporation ("Central Fidelity"), The Bank of New York, a New York banking corporation (the "Property Trustee"), and The Bank of New York (Delaware), a Delaware banking corporation (the "Delaware Trustee") executed and delivered an Amended and Restated Declaration of Trust, dated as of April 23, 1997, (the "Declaration of Trust"), pursuant to which Central Fidelity, as Depositor, established a trust known as "Central Fidelity Capital Trust I";

     WHEREAS, effective on December 15, 1997, a wholly owned subsidiary of Wachovia merged with and into Central Fidelity and Central Fidelity then merged with and into Wachovia, pursuant to the Agreement and Plan of Merger, dated as of June 23, 1997, by Wachovia and Central Fidelity;

     WHEREAS, effective on December 15, 1997, Wachovia and Central Fidelity executed and delivered an assignment of declaration of trust pursuant to which Wachovia agreed to perform the obligations of Central Fidelity under the Declaration of Trust;

     WHEREAS, effective as of September 1, 2001, Wachovia merged with and into First Union, with First Union as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of April 15, 2001, as amended and restated and otherwise amended or modified, between First Union and Wachovia; and

     WHEREAS, Section 10.07 of the Declaration of Trust provides that Wachovia will not assign its obligations under the Declaration of Trust unless, among other things, the assignee agrees in writing to perform Wachovia's obligations under the Declaration of Trust.

     NOW, THEREFORE, First Union hereby agrees to perform the obligations of Wachovia under the Declaration of Trust.

     This instrument may be executed in any number of counterparts, each of which is an original, but all such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.

                             FIRST UNION CORPORATION


                             By:  /s/ Anthony Augliera
                                -------------------------------------
                             Name: Anthony Augliera
                             Title: Senior Vice President




                             WACHOVIA CORPORATION


                             By: /s/ Kenneth W. McAllister
                                -------------------------------------
                             Name: Kenneth W. McAllister, Esq.
                             Title: Senior Vice President and
                                        General Counsel